Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President-Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS, Inc. Announces Fourth Quarter 2008 and
Annual Net Sales and Earnings
•	Fourth quarter 2008 net sales totaled $373.4 million vs. $409.3 million in 2007

•	Fourth quarter 2008 net loss was $40.5 million, or $0.23 per diluted share, which includes $9.1 million of store impairment and $6.6 million severance charges after-tax vs. net loss of $20.5 million, or $0.12 per diluted share in 2007

•	Year-end inventories decreased 15% per selling square foot

•	Year-end cash and marketable securities were $268.7 million
     Fort Myers, FL - March 3, 2009 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2008 fourth quarter and fiscal year ended January 31, 2009.
Fourth Quarter and Fiscal Year 2008 Financial Results
     For the fourth quarter ended January 31, 2009, the Company had a net loss of $40.5 million, or $0.23 per diluted share, compared to a net loss of $20.5 million, or $0.12 per diluted share for the fourth quarter ended February 2, 2008.
     The fourth quarter 2008 results include two significant after-tax charges totaling $0.09 per diluted share:
•	Non-cash impairment charges, net of tax benefit, totaling $9.1 million, or $0.05 per share, related to the write-off of fixed assets at certain underperforming stores; and

•	After-tax severance and workforce reduction costs totaling $6.6 million, or $0.04 per share, related to the previously disclosed cost reduction initiatives implemented by the Company and obligations under the former CEO’s separation agreement.
     Excluding these items, the Company had a fourth quarter net loss of $24.8 million, or $0.14 per diluted share compared to a net loss of $20.5 million, or $0.12 per diluted share for the like period last year.
     For the fiscal year ended January 31, 2009, the Company had a net loss of $19.1 million, or $0.11 per diluted share compared to net income of $88.9 million, or $0.50 per diluted share for fiscal year 2007. The full fiscal year 2008 results included the aforementioned charges listed above. Excluding these items, the Company had a net loss for fiscal 2008 of $4.9 million, or $0.03 per diluted share versus net income of $88.9 million, or $0.50 per diluted share for fiscal 2007.

Sales
     As previously reported, comparable store sales decreased 13.0% for the thirteen-week period ended January 31, 2009, compared to the comparable thirteen-week period ended February 2, 2008, with the Chico’s brand same store sales having decreased approximately 17% and the White House | Black Market (WH|BM) brand same store sales having decreased by approximately 5%.
     As previously reported, comparable store sales decreased 15.1% for the fifty-two week period ended January 31, 2009, compared to the comparable fifty-two week period ended February 2, 2008, with the Chico’s brand same store sales having decreased approximately 19% and the WH|BM brand same store sales having decreased by approximately 8%.
     Net sales for the direct to consumer channel increased by 8.8% from $20.5 million in last year’s fourth quarter to $22.3 million in this year’s fourth quarter. This increase is attributable to higher sales across all three brands. The Company believes its ability to achieve such an increase in these challenging economic times is attributable to several factors: the continued growth in customer acceptance of the offerings at the Soma and WH|BM brands, increased traffic in all of the direct to consumer channels and the Company’s implementation of planned improvements in its website and call center infrastructure. The Company intends to continue making improvements to its direct to consumer infrastructure and merchandising approach in an effort to increase future sales through this channel.
Gross Margin
     Gross margin for the fourth quarter 2008 decreased 14.9% to $166.0 million from $195.1 million in the prior year’s fourth quarter. Gross margin as a percentage of sales for the fourth quarter decreased 330 basis points to 44.4%, from 47.7% in last year’s fourth quarter. WH|BM brand merchandise margin decreased by approximately 590 basis points due primarily to lower initial markups as well as higher markdowns. Chico’s brand merchandise margin in the fourth quarter decreased approximately 140 basis points compared to the prior year’s fourth quarter primarily due to lower initial markups offset, in part, by an improved markdown rate. The gross margin percentage at the Chico’s brand was also negatively impacted by continued investment in that brand’s product development and merchandising functions, coupled with the deleveraging of these costs associated with the negative same store sales.
Selling, General and Administrative Expenses
     Selling, general and administrative expenses (“SG&A”) for the fourth quarter decreased slightly to $228.4 million from $229.3 million in last year’s fourth quarter. As a percentage of sales, SG&A in the fourth quarter increased by approximately 500 basis points compared to the prior period primarily due to the recognition of approximately $23.7 million in impairment and restructuring charges. Excluding the impairment and restructuring charges, SG&A would have been $204.7 million, which would have represented a decrease of 10.7% from last year’s fourth quarter SG&A and an improvement of 130 basis points over last year’s rate as a percentage of sales.
     Store operating expenses for the fiscal 2008 fourth quarter decreased by $5.7 million but increased as a percentage of sales by approximately 230 basis points compared to the prior period primarily due to the deleverage associated with the Company’s negative same store sales and, to a lesser extent, by increased personnel as a percentage of sales, as selling payroll did not flex in direct proportion to the decrease in comparable store sales. These increases were offset, in part, by a decrease in supplies and shipping costs across all brands.
     Marketing costs for the fiscal 2008 fourth quarter decreased by $12.4 million or approximately 260 basis points primarily due to the on-going cost reduction initiatives and increased efficiencies implemented by the Company.
     Shared services expenses (including headquarters and other non-brand specific expenses) for the fiscal 2008 fourth quarter decreased by $6.5 million or approximately 100 basis points as a percentage of sales mainly as a result of on-going cost reduction initiatives implemented by the Company.
     Inventories
     The Company’s consolidated inventory per selling square foot at the end of fiscal 2008 was $51, reflecting a decrease of approximately 15% from $60 at the end of fiscal 2007 and is the lowest year-end inventory per square foot total experienced by the Company in the last 10 years. End of-year inventories for the Chico’s brand decreased by 17.0% per square foot from fiscal 2007 to fiscal 2008 and end-of-year inventories for the WH|BM brand decreased by 4.4% per square foot from fiscal 2007 to fiscal 2008.

     Cash and Marketable Securities
     Cash and marketable securities at the end of fiscal 2008 totaled $268.7 million, a slight decrease from the balance at the end of fiscal 2007, but was approximately 5%, or $12.4 million, higher than the balance at the end of the third quarter of fiscal 2008.
     Stores
     During the fiscal 2008 fourth quarter, the Company opened 6 new stores and closed 13 stores. Also, during this fourth quarter, the Company expanded/relocated 2 stores. In fiscal 2008, the Company opened 62 new stores, closed 24 stores and expanded/relocated 32 stores.
     The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,074 women’s specialty stores, including stores in 49 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, and Soma Intimates names. The Company has 618 Chico’s front-line stores, 41 Chico’s outlet stores, 327 White House | Black Market front-line stores, 17 White House | Black Market outlet stores, 70 Soma Intimates front-line stores and 1 Soma Intimates outlet store. The company also conducts e-commerce on its brand websites, www.chicos.com, www.whitehouseblackmarket.com and www.soma.com.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information on Chico’s FAS, Inc., please go to our corporate website,
www.chicosfas.com.
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	January 31,	February 2,
	2009	2008
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$26,549	$13,801
Marketable securities, at market	242,153	260,469
Receivables	33,993	11,924
Income tax receivable	11,706	23,973
Inventories	132,413	144,261
Prepaid expenses	21,702	18,999
Deferred taxes	17,859	13,306

Total Current Assets	486,375	486,733

Property and Equipment:
Land and land improvements	18,627	17,867
Building and building improvements	74,998	62,877
Equipment, furniture and fixtures	376,218	347,937
Leasehold improvements	418,691	396,650

Total Property and Equipment	888,534	825,331
Less accumulated depreciation and amortization	(327,989)	(257,378)

Property and Equipment, Net	560,545	567,953

Other Assets:
Goodwill	96,774	96,774
Other intangible assets	38,930	38,930
Deferred taxes	38,458	22,503
Other assets, net	5,101	37,233

Total Other Assets	179,263	195,440

	$1,226,183	$1,250,126

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$56,542	$79,030
Accrued liabilities	88,446	100,726
Current portion of deferred liabilities	1,748	1,437

Total Current Liabilities	146,736	181,193

Noncurrent Liabilities:
Deferred liabilities	177,251	156,417

Total Noncurrent Liabilities	177,251	156,417

Stockholders’ Equity:
Common stock	1,771	1,762
Additional paid-in capital	258,312	249,639
Retained earnings	641,978	661,115
Other accumulated comprehensive income	135	—

Total Stockholders’ Equity	902,196	912,516

	$1,226,183	$1,250,126

Chico’s FAS, Inc.
Consolidated Statements of Income
(in thousands, except per share amounts)

	Fifty-Two Weeks Ended					Thirteen Weeks Ended
	(unaudited)					(unaudited)		(unaudited)
	January 31, 2009		February 2, 2008			January 31, 2009		February 2, 2008
	Amount	% of Sales	Amount		% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales by Chico’s/Soma stores	$1,074,939	67.9		$1,223,217	71.4	$242,887	65.0	$280,817	68.6
Net sales by White House|Black Market stores	436,875	27.6		418,901	24.4	108,179	29.0	107,973	26.4
Net sales by direct to consumer	70,591	4.5		72,093	4.2	22,313	6.0	20,507	5.0
Other net sales	—	—		115	0.0	—	—	—	—

Net sales	1,582,405	100.0		1,714,326	100.0	373,379	100.0	409,297	100.0

Cost of goods sold	762,913	48.2		745,265	43.5	207,423	55.6	214,193	52.3

Gross margin	819,492	51.8		969,061	56.5	165,956	44.4	195,104	47.7

Selling, general and administrative expenses:

Store operating expenses	645,352	40.8		633,288	36.9	159,916	42.8	165,628	40.5
Marketing	80,326	5.1		95,717	5.6	18,653	5.0	31,069	7.6
Shared services	109,744	6.9		118,598	6.9	26,191	7.0	32,649	8.0
Impairment and restructuring charges	23,664	1.5		—	—	23,664	6.3	—	—

Total selling, general, and administrative expenses	859,086	54.3		847,603	49.4	228,424	61.1	229,346	56.1

Income (loss) from operations	(39,594)	(2.5)		121,458	7.1	(62,468)	(16.7)	(34,242)	(8.4)
Gain on sale of investment	—	—		6,833	0.4	—	—	—	—
Interest income, net	7,757	0.5		10,869	0.6	1,324	0.3	2,692	0.7

Income (loss) before taxes	(31,837)	(2.0)		139,160	8.1	(61,144)	(16.4)	(31,550)	(7.7)
Income tax provision (benefit)	(12,700)	(0.8)		48,012	2.8	(20,600)	(5.5)	(11,053)	(2.7)

Income (loss) from continuing operations	(19,137)	(1.2)		91,148	5.3	(40,544)	(10.9)	(20,497)	(5.0)
Loss on discontinued operations, net of tax	—	—		2,273	0.1	—	—	40	0.0

Net income (loss)	$(19,137)	(1.2)		$88,875	5.2	$(40,544)	(10.9)	$(20,537)	(5.0)

Per share data:

Income (loss) from continuing operations per common share—basic	$(0.11)			$0.52		$(0.23)		$(0.12)
Loss on discontinued operations per common share—basic	$—		$	(0.01)		$—		$(0.00)

Net income (loss) per common share—basic	$(0.11)			$0.51		$(0.23)		$(0.12)

Income (loss) from continuing operations per common share—diluted	$(0.11)			$0.51		$(0.23)		$(0.12)
Loss on discontinued operations per common share—diluted	$—		$	(0.01)		$—		$(0.00)

Net income (loss) per common & common equivalent share—diluted	$(0.11)			$0.50		$(0.23)		$(0.12)

Weighted average common shares outstanding—basic	175,861			175,574		175,938		175,604

Weighted average common & common equivalent shares outstanding—diluted	175,861			176,355		175,938		175,604

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(in thousands)

	January 31,	February 2,
	2009	2008
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(19,137)	$88,875

Adjustments to reconcile net (loss) income to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	8,782	10,386
Depreciation and amortization, other	88,790	81,593
Deferred tax benefit	(20,507)	(6,635)
Stock-based compensation expense, cost of goods sold	2,769	4,909
Stock-based compensation expense, other	9,821	12,171
Excess tax benefit of stock-based compensation	(100)	(209)
Deferred rent expense, net	6,060	9,508
Gain on sale of investment	—	(6,833)
Impairment of long-lived assets	13,691	—
Loss (gain) on disposal of property and equipment	761	(908)
Decrease (increase) in assets —
Receivables, net	3,766	(18,770)
Income tax receivable	12,267	—
Inventories	11,847	(32,388)
Prepaid expenses and other	4,224	(3,958)
(Decrease) increase in liabilities —
Accounts payable	(22,488)	24,119
Accrued and other deferred liabilities	(1,100)	46,787

Total adjustments	118,583	119,772

Net cash provided by operating activities	99,446	208,647

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(569,358)	(1,212,894)
Proceeds from sale of marketable securities	587,809	1,190,761
Purchase of Minnesota franchise rights and stores	—	(32,896)
Acquisition of other franchise stores	—	(6,361)
Proceeds from sale of land	—	13,426
Proceeds from sale of investment	—	15,090
Purchases of property and equipment	(104,615)	(202,223)

Net cash used in investing activities	(86,164)	(235,097)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	306	3,533
Excess tax benefit of stock-based compensation	100	209
Cash paid for deferred financing costs	(629)	—
Repurchase of common stock	(311)	(694)

Net cash (used in) provided by financing activities	(534)	3,048

Net increase (decrease) in cash and cash equivalents	12,748	(23,402)
CASH AND CASH EQUIVALENTS, Beginning of period	13,801	37,203

CASH AND CASH EQUIVALENTS, End of period	$26,549	$13,801

SEC Regulation G — The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude impairment and certain other non-recurring charges, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results. A reconciliation of fourth quarter and fiscal 2008 year end earnings per diluted share on a GAAP basis to earnings per share on a non-GAAP basis are presented in the table below:
Chico’s FAS, Inc.
Non-GAAP to GAAP Reconciliation
Diluted Earnings Per Share (EPS)

	52 weeks ended	13 weeks ended
	January 31, 2009	January 31, 2009
Diluted EPS on a GAAP basis (as reported)	$(0.11)	$(0.23)
Add: Impact of impairment of long-lived assets	0.05	0.05
Add: Impact of severance costs	0.03	0.04

Non-GAAP Diluted EPS	$(0.03)	$(0.14)